SEVENTH AMENDMENT TO LEASE AND ACKNOWLEDGMENT TO STANDARD LEASE AGREEMENT (OFFICE)

Gold Pointe Corporate Center, 11919 Foundation Place, Gold River, CA 95670 (“Building”)

This Seventh Amendment to Standard Lease Agreement (Office) (“Seventh Amendment”) is entered into this 6th day of August, 2014, by and between Carlsen Investments, LLC, a California limited liability company as successor in interest to Gold Pointe E, LLC, a California limited liability company (“Landlord”) and eHealth-Insurance Services, Inc., a Delaware corporation (“Tenant”).

The undersigned hereby confirms the following and the provisions of the Lease are hereby amended by the following:

1.
Premises. The existing Premises is hereby confirmed to consist of approximately thirty-eight thousand, eight hundred ninety seven (38,897) rentable square feet on the first and second floors of the Building (“Existing Premises”). The Tenant has elected to expand the existing Premises to include Suite 180 on the first floor (“Suite 180”) which is approximately 5,841 rentable square feet and Suite 290 on the second floor (“Suite 290”) which is approximately 5,434 rentable square feet for a total of an additional approximately 11,275 rentable square feet (collectively Suite 180 and Suite 290 are the “Expansion Premises”). The new premises will consist of the Existing Premises of 38,897 rentable square feet and the Expansion Premises of 11,275 rentable square feet for a total of 50,172 rentable square feet (collectively the “New Premises”).

2.
Lease Expiration Date and Extension of Term. The term of the Lease, is currently scheduled to expire on December 31, 2014. The Term of the Lease is hereby extended for four years, to begin on January 1, 2015 and to expire on December 31, 2018. (“Extended Term”). Suite 180 will be completed and available for occupancy by Tenant on October 1, 2014. Suite 290 and the improvements to the Existing Premises will be completed by January 15, 2015 and available for occupancy by Tenant.

3.
Monthly Base Rent. The Base Rent for August 1, 2014 to September 30, 2014 will remain at $75,849.00 The Base Rent for October 1, 2014 to January 14, 2015 shall be $87,064 per month and will include the rent for the Existing Premises and Suite 180. The Base Rent during the Extended Term (pro-rating January rent) shall be as follows:

MONTHS	DATES	MONTHLY BASE RENT PER SQUARE FOOT	MONTHLY BASE RENT
1-12	1/15/15 to 12/31/15	$1.92	$96,330.00
13-24	1/1/16 to 12/31/16	$1.97	$98,839.00
25-36	1/1/17 to 12/31/17	$2.02	$101,348.00
37-48	1/1/18 to 12/31/18	2.07	$103,856.00

In the event Suite 290 is unavailable for occupancy by January 15, 2015, then the Monthly Base Rent for such period of unavailability shall be reduced, as appropriate, to account for the reduced rentable square feet of the New Premises during such time.

4.	Base Year. Effective as of the Lease Commencement Date for the Extended Term, the “Base Year” as defined in the Lease shall mean the calendar year 2014.

5.
Parking. The Tenant currently has access to 229 parking spaces of which 182 are provided free of charge and 52 require a monthly payment of $25.00 per space. The parking to be provided under the Lease during the Extended Term to Tenant at no charge will be 200 spaces at the Building (“Base Parking”). Additionally, Landlord will provide an additional 200 spaces (“Extra Spaces”) at either 12009 Foundation Place (“Building B”) in the same park and/or at a new parking lot to be built at the tributary point site as shown on Exhibit C attached hereto (“Tributary Point Site”) at no charge. The specific allocation of the Extra Spaces between Building B and the Tributary Point Site will be at Landlord’s sole discretion. In the event Landlord is unable to provide all 200 Extra Spaces at either 12009 Foundation Place or the Tributary Point Site upon the Lease Commencement Date for the Extended Term, then Landlord shall secure an alternate location for the remaining parking spaces (“Alternate Location”) for Tenant at no charge. In the event the Alternate Location is located further than a five-minute walking distance from the Building, then Landlord shall provide transportation to and from the Alternative Location to the Building at regular intervals at no charge. Effective on October 1, 2014, upon commencement of occupancy of Suite 180, Landlord shall provide an additional 40 spaces at no charge to Tenant. The specific location of said spaces shall be at Landlords sole discretion. The total parking effective January 1, 2015, shall be 400 spaces at no charge to Tenant as provided herein.

6.
Option(s) to Renew. Tenant is hereby granted an option to extend the Lease one time for a three (3) year term at the end of the Extended Term under the same terms and conditions as set forth in Section 40(d) of the Lease, i.e. Base Rent at 95% of fair market value. However, during the extended term the allotted Parking provided to the Tenant will be on a ratio of 4/1000 rentable square feet of space leased at the time of the renewal of the Lease. Landlord shall have no obligation to provide additional parking.

7.
Tenant Improvements. Landlord, at Landlord’s sole cost and expense shall be responsible for all design and construction of the Tenant Improvements (as that term is used on the Lease) to be constructed in the Expansion Premises and improvements to the Existing Premises. The Parties hereto have approved the space plan for Suites 180 and 290 and the Existing Premises attached hereto as Exhibit A and incorporated herein, as well as the standard specifications for the Tenant Improvements as set forth on Exhibit B attached hereto and incorporated herein. The Tenant Improvements for Suite 180 shall be completed by October 1, 2014. The Tenant Improvements for the Existing Premises and Suite 290 shall be completed by January 15, 2015. Any additional costs for the Tenant Improvements caused by changes requested by Tenant after the Effective Date hereof or delays caused by Tenant will be paid for by Tenant.

1.	Right of First Refusal. The Tenant will maintain its ongoing right of first refusal, per the terms of the Lease, to have the right to lease any space that becomes available in the Building.

2.
Force Majeure. In the event Landlord, is delayed, interrupted or prevented from performing any of its obligations under this Lease, and such delay, interruption or prevention is due to fire, act of God, failure of utility service provider to provide utility service, government regulation or restriction, governmental delay in issuing permits, approvals and inspections, weather which causes delay of construction, strike, labor dispute, unavailability of materials, Tenant caused delays, or any other cause outside the reasonable control of Landlord (excepting, however, financial inability), then the time for performance of the affected obligations of Landlord shall be extended for a period equivalent to the period of such delay, interruption or prevention.

3.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease and its amendments.

11.	Defenses. There are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against any amounts owned by Tenant pursuant to the Lease.

12.
Inconsistencies. This Seventh Amendment is intended to modify the Lease and shall be deemed to amend any language in the Lease or its amendments which is contrary to the provisions set forth herein. Any covenant or provision of the Lease which is not inconsistent with this Seventh Amendment shall remain in full force and effect.

13.
Counterparts. This Seventh Amendment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. A facsimile signature on this Seventh Amendment shall be binding as an original.

14	Assignment. Tenant has not made any prior assignment, hypothecation or pledge of the Lease or the rents due thereunder.

Rest of this page is intentionally left blank. Signatures are on the next page.

IN WITNESS WHEREOF, this Seventh Amendment is executed the day and year first written above.

LANDLORD:

CARLSEN INVESTMENTS, LLC,
a California limited liability company

By:    /s/ James R. Carlsen
Name:    James R. Carlsen
Its:    Managing Member

TENANT:

eHEALTH INSURANCE SERVICES, INC.,
a Delaware corporation

By:    /s/ Stuart Huizinga
Name:    Stuart Huizinga
Its:    Chief Financial Officer

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